EXHIBIT NO.99.4

FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS      RE:  PRIME GROUP REALTY TRUST    [COMPANY
                                       77 WEST WACKER DRIVE           LOGO]
                                       SUITE 3900
                                       CHICAGO, ILLINOIS 60601
                                       NYSE:  PGE
                                       www.pgrt.com



At Prime Group Realty Trust:                           At FRB | Weber Shandwick:
Stephen J. Nardi              Louis G. Conforti        Georganne Palffy
Chairman of the Board         Office of the President  General Inquiries
312/917-1300                  Chief Financial Officer  312/266-7800
                              312/917-1300

FOR IMMEDIATE RELEASE
THURSDAY, JUNE 13, 2002

PRIME GROUP REALTY TRUST REACHES AGREEMENT WITH SECURITY CAPITAL PREFERRED GROWTH TO REDEEM ITS TEN-DAY PUTABLE SERIES A PREFERRED SHARES; SECURITY CAPITAL PREFERRED GROWTH ALSO AGREES TO PROVIDE THE COMPANY WITH $15.0 MILLION OF ADDITIONAL LIQUIDITY

Chicago, IL, June 13, 2002 - Prime Group Realty Trust (NYSE: PGE, the "Company") announced today that it has entered into an agreement with Security Capital Preferred Growth Incorporated ("SCPG") to obtain $15.0 million of additional liquidity and to redeem the Company's Series A preferred shares held by SCPG (which currently have a ten-day put right) in exchange for two notes to be issued by the Company's operating partnership. The Series A preferred shares are being redeemed at their liquidation value of $40.0 million plus accrued distributions. The notes will have an initial term of one year, with two six-month renewal options subject to certain conditions. The notes will have a weighted average interest rate over the initial term of 13.8%, plus a fee of 0.75% for any principal repayments, whether at maturity or earlier.

"We believe that these transactions, along with the previously announced pending sale of certain suburban office properties, will allow the Company to resolve its short-term liquidity issue without compromising our core property portfolio," stated Louis G. Conforti, Co-President and Chief Financial Officer.

In connection with this transaction, the Company's Board of Trustees has conditionally declared distributions on its publicly traded Series B preferred shares for the first and second quarters of 2002, at the quarterly rate of $0.5625 per share, which declaration will be effective only upon the closing of the redemption of the Series A preferred shares. The record and payment dates for these distributions will be announced in connection with the closing of the transaction. The transactions are expected to close by the end of June 2002. Under the terms of the agreement, the Company will not be permitted to declare or pay any additional distributions on its outstanding equity securities while the indebtedness is outstanding, except for future distributions on the Company's Series B preferred shares provided the Company prepays the notes in an amount equal to such distributions. Except for the foregoing conditional declaration on its Series B preferred shares, the Company's existing suspension of quarterly distributions on its preferred and common shares remains unchanged.

As a part of this transaction, the Company has agreed to issue to SCPG warrants, with a five year term, to purchase up to 500,000 common shares at $9.00 per share ($7.50 per share if the notes are not repaid by April 1, 2003), up to 250,000 common shares at $10.00 per share and up to 250,000 common shares at $12.50 per share. The $10.00 and $12.50 warrants are not exercisable if the notes are repaid by April 1, 2003.

The agreement between the Company and SCPG is subject to various closing conditions including receipt of consents from several third-party lenders and the satisfaction of other customary conditions. Either SCPG or the Company may terminate the agreement if the transactions are not completed by June 28, 2002. The Company can give no assurances that the conditions to the closing of the transactions will be satisfied or waived.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.